EXHIBIT 3.2

                                  ARTICLE VIII
                                     Bylaws

       The board of directors may adopt, amend or repeal the bylaws, or adopt new bylaws, subject to the reserved power of the shareholders to amend or repeal the bylaws, or adopt new bylaws, and in amending or repealing a particular bylaw to provide expressly that the board of directors may not amend or repeal that bylaw. The following changes have been made to the by laws of the corporation.

SHARES

       2.2 Consideration For Shares. Shares may be issued for consideration consisting of any tangible or intangible property or benefit to the corporation, including cash, promissory notes, services performed, contracts for services to be performed, or other securities of the corporation, as may be authorized by the board of directors. The board of directors may determine that the consideration received or to be received for the shares to be issued is adequate; when the corporation has received the consideration so determined, the shares issued therefore will be fully paid and nonassessable.

       2.3 No Cumulative Voting. The shareholders are not entitled to cumulate votes at any election of directors.

       2.4 No Preemptive Right. The shareholders do not have any preemptive right to acquire unissued shares or securities convertible into or carrying a right to subscribe for or acquire shares.

                                   ARTICLE IX
                       LIMITATION OF DIRECTORS' LIABILITY

       Any personal liability of a director to the corporation or its shareholders for monetary damages for conduct as a director is eliminated, except for any liability for any acts or omissions that involve intentional misconduct by a director or a knowing violation of law by a director, for conduct violating the applicable part of General Corporation Laws of the State of Florida, for any transaction from which the director will personally receive a benefit in money, property, or services to which the director is not legally entitled, or for any act or omission occurring prior to the date when this Article becomes effective. If after this Article becomes effective the General Corporation Law of the State of Florida is amended to authorize further elimination or limitation of liability of a director, then, upon the effective date of the amendment, the liability of a director shall be further eliminated and limited without further act to the fullest extent so authorized. No amendment or repeal of these Articles of Incorporation shall reduce the extent of any elimination or limitation of liability of a director existing immediately prior to the amendment or repeal.

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                                    ARTICLE X
                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

SECTION 1. INDEMNIFICATION

       The corporation shall have the power to indemnify any director, officer, employee, or agent of the corporation as provided in Section 607.0850of the Business Corporation Act.

SECTION 2. ADDITIONAL INDEMNIFICATION

       The corporation may make any other or further indemnification or advancement of expenses of any of its directors, officers, employees, or agents, under any Bylaw, agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in the person's official capacity and as to action in another capacity while holding such office. However, such further indemnification or advancement of expenses shall not be made in those instances as specified in the Business Corporation Act."

       Florida Statute ss. provides for the indemnification of a director and/or officer who is a party to any legal proceeding against them "if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful."

       Florida Statute also provides that there shall be no indemnification to or on behalf of any director or officer if a judgment or other final adjudication establishes that his or her actions, or omissions to act, were material to the cause of action so adjudicated and constitute (a) a violation of criminal law unless the officer or director had reasonable cause to believe his or her conduct was unlawful; (b) a transaction whereby the director or officer derived an improper personal benefit; (c) in the case of a director, a violation of his or her fiduciary duties; or (d) willful misconduct.

       In so far as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, or controlling persons pursuant to the foregoing provisions, the Company has been informed that, in the opinion of the Securities & Exchange Commission, such indemnification is against public policy as expressed in that Act and is, therefore, unenforceable.

       7.1 Right to Indemnification. EACH INDIVIDUAL (including an individual's personal representative) who was or is made a party or is threatened to be made a party to, or is otherwise involved (including, without limitation, as a witness) in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, investigative or by or in the right of the corporation, or otherwise (a "Proceeding") because the individual or another individual of whom the individual is a personal representative:



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       (a) is or was a director or officer of the corporation or any predecessor entity, or

       (b) being or having been such a director or officer, is or was serving at the request of the corporation or any predecessor entity as a director, officer, partner, trustee, employee, agent, or in any other relationship or capacity whatsoever, of any other foreign or domestic corporation, partnership, joint venture, employee benefit plan or trust or other trust, enterprise or other private or governmental entity, agency, board, commission, body or other unit whatsoever ( (a) and (b) collectively, an "Indemnitee") SHALL BE INDEMNIFIED AND HELD HARMLESS by the corporation to the fullest extent not prohibited by the General Corporation Law of the State of Florida as the same exists or may hereafter be amended (but, in the case or any amendment, only to the extent that the amendment does not prohibit the corporation from providing broader indemnification rights than prior to the amendment) IF the Indemnitee acted in good faith and reasonably believed the Indemnitee's conduct was in the corporation's best interests (in the case of conduct in the Indemnitee's official capacity with the corporation) and (in all other cases) was at least not opposed to the corporation's best interests and is fairly and reasonably entitled to indemnification in view of all the relevant circumstances ("Corporation's Standards for Indemnification"), WITHOUT REGARD TO the limitations as per the applicable statue of the General Corporation Law of the State of Florida, AND WHETHER OR NOT the Indemnitee met the standard of conduct set forth in Florida Law or any other standard of conduct set forth in as per the General Corporation Law of the State of Florida, AGAINST ALL DIRECT AND INDIRECT EXPENSES, LIABILITIES AND LOSSES (including but not limited to attorney fees, judgments, settlements, penalties, fines, ERISA and employee benefit plan and other excise taxes and other taxes and penalties, environmental and remediation expenses, settlements, penalties and fines, and other adverse effects) that are actually incurred or suffered by the Indemnitee in connection with the Proceeding (whether or not the basis of the Proceeding is alleged conduct, action or inaction in an official capacity as a director, officer, partner, trustee, employee, agent, or in any other relationship or capacity whatsoever).

       The indemnification granted in the Article is a contract right and includes the right to payment by, and the right to receive reimbursement from, the corporation of all the Indemnitee's expenses as they are incurred, including advances in advance of final disposition of the Proceeding. The term "expenses" as used in this Article includes without limitation all counsel and attorneys' fees and costs.

       Notwithstanding the foregoing, an advance for expenses incurred by an Indemnitee who is a party to a Proceeding because the Indemnitee is or was a director of the corporation or any predecessor entity shall be made in advance of final disposition of the Proceeding only upon receipt by the corporation of
(i) a written undertaking (hereinafter an "undertaking") executed personally or on the Indemnitee's behalf to repay the advance if and to the extent it is ultimately determined by order of a court having jurisdiction (which determination shall become final upon expiration of all rights to appeal, hereinafter a "final adjudication") that the Indemnittee is not entitled to be indemnified for such expenses under this Article, and (ii) a written affirmation by the Indemnitee of the Indemnitee's good faith belief that the Indemnitee has net the Corporation's Standards for Indemnification as defined in this Article for the amount claimed.

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       The undertaking must be an unlimited general obligation of the
Indemnitee, unsecured and without reference to financial ability to make repayment.

       7.2 Court-Ordered Indemnification or Advance; Presumption. If any claim for indemnification or advance of expenses under Section 7.1 of this Article is not paid in full by the corporation within 30 days after a written claim has been received by the corporation, the Indemnitee may at any time thereafter apply for indemnification or advance of expenses to the court conducting the Proceeding or to another court of competent jurisdiction. If the Indemnitee is successful in whole or in part in any such application, the corporation shall also pay to Indemnitee all the Indemnitee's expenses in connection with the application.

       The Indemnitee shall be presumed to be entitled to indemnification and advances of expenses under this Article upon the corporation's receipt of Indemnitee's written claim (and in any application to a court for indemnification or advance of expenses), and thereafter the corporation shall have the burden of proof to overcome that presumption.

       Neither the fact that the corporation (including its board of directors, special legal counsel or its shareholders under General Corporation Law of the State of Florida, or otherwise) did, nor the fact that the corporation (including its board of directors, special legal counsel or its shareholders , or otherwise) did not, make a determination that the Indemnitee is or is not entitled to indemnification or advance of expenses, shall be a defense to the application or create a presumption that the Indemnitee is not so entitled.

       If the Indemnitee applies to a court having jurisdiction for determination of the right to indemnity or advance of expenses, or amount thereof, the court's determination shall become final upon expiration of all rights to appeal, and such a final adjudication shall supersede any other determination made in accordance with applicable Law, or otherwise.

       7.3 Nonexclusivity of Rights, Severability. The right to indemnification (including but not limited to payment, reimbursement and advances of expenses) granted in this Article is not exclusive of any other rights that any individual may have or hereafter acquire under any statute, common law, provision of the Articles of Incorporation or Bylaws of the corporation, agreement, vote or resolution of shareholders or disinterested directors, or otherwise. Notwithstanding any amendment to or repeal of this Article, any Indemnitee shall be entitled to indemnification and advance of expenses in accordance with the provisions of this Article with respect to any conduct, acts or omissions of the Indemnitee occurring prior to the amendment or repeal. If any provision or term of this Article is determined to be void or unenforceable for any reason, the remaining provisions and terms shall remain in full force and effect.

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       7.4 Insurance, Contracts and Funding. The corporation may purchase and maintain insurance, at its expense, to protect itself and any individual (including an individual's personal representative) who is or was a director, officer, employee or agent of the corporation or any predecessor entity or who being or having been such a director or officer, is or was serving at the request of the corporation or any predecessor entity as a director, officer, partner, trustee, employee, agent, or in any other relationship or capacity whatsoever, of any foreign or domestic corporation, partnership, joint venture, employee benefit plan or trust or other trust, enterprise or other private or governmental entity, agency, board, commission, body or other unit whatsoever, against any expense, liability or loss, whether or not the corporation would have power to indemnify the individual against the same expense, liability or loss under the General Corporation Law of the State of Florida, or otherwise. The corporation may grant indemnity, and may enter into contracts granting indemnity, to any such individual, whether or not in furtherance of the provisions of this Article, and may create trust funds, grant security interests and use other means (including, without limitation, letters of credit) to secure and ensure the payment of indemnification amounts.

       7.5 Partial Indemnification. If an Indemnitee is entitled to indemnification by the corporation for some or a portion of expenses, liabilities or losses, but not for the total amount thereof, the corporation shall nevertheless indemnify the Indemnitee for the portion of the expenses, liabilities and losses to which the Indemnitee is entitled.

       7.6 Successors and Assigns. All obligations of the corporation to indemnify any Indemnitee: (i) are binding upon all successors and assigns of the corporation (including any transferee of all or substantially all of its assets and any successor by merger or otherwise by operation of law), (ii) are binding on and inure to the benefit of the spouse, heirs, personal representatives and estate of the Indemnitee, and (iii) shall continue as to an Indemnitee who has ceased to be a director, officer, partner, trustee, employee, or agent (or other relationship or capacity) included in the definition of Indemnitee in Section
7.1 of this Article. The corporation shall not effect any sale or other transfer of substantially all of its assets, merger, consolidation or other reorganization unless the purchaser, transferee, successor or surviving entity (as the case may be) agrees in writing to assume all such obligations of the corporation.

                                   ARTICLE XI
                     AMENDMENT OF ARTICLES OF INCORPORATION

       The corporation reserves the right from time to time to amend, alter, change or repeal any and all provisions of its Articles of Incorporation by majority vote of all votes entitled to be cast by the holders of the then outstanding shares of Common Stock, in any manner now or hereafter prescribed or permitted by statute. All rights of the shareholders, directors, and officers of the corporation are granted subject to this reservation.



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     ADOPTED by order of the directors of the corporation on August 8, 2001

     SITEWORKS BUILDING AND DEVELOPMENT CO.,

     /s/ C M . Nurse
     ---------------
     Carl M Nurse, Director

Number -----  Shares -------------

     (Logo)
     Incorporated under the laws of the State of Florida
     August 8, 2001

     COMMON

SITEWORKS BUILDING AND DEVELOPMENT CO.,

Total authorized issue 20,000,000 common shares (par value $ .001)

This
Certifies That ------------------- is the owner of -------------- fully paid and non-assessable shares of the common stock of the above named corporations transferable only on the books of the corporation by the holder hereof in person or by duly authorized Attorney upon surrender of this certificate properly endorsed.

In witness whereof, the said corporation has caused this certificate to be signed by its duly authorized officers and its Corporate Seal to be hereunto affixed . this ------------ day of -------------, -------------

Secretary
(SEAL)
/s/ Carl M Nurse
President

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